Exhibit 99.1

News Release

EDITORIAL CONTACTS:	INVESTOR CONTACTS:
Drew Prairie	Mike Haase
(512) 602-4425	(408) 749-3124
drew.prairie@amd.com	mike.haase@amd.com

Irmina Blaszczyk
(408) 749-3398
irmina.blaszczyk@amd.com

Advanced Micro Devices, Inc. Prices $2 Billion

of 6.00% Convertible Senior Notes due 2015

SUNNYVALE, Calif. — April 24, 2007 — Advanced Micro Devices, Inc. (NYSE: AMD) today announced the pricing of $2 billion aggregate principal amount of 6.00% Convertible Senior Notes due 2015 in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. AMD granted to the initial purchasers a 30-day option to purchase up to $200 million aggregate principal amount of additional notes to cover over-allotments.

Interest on the notes will be paid semiannually on May 1 and November 1 at a rate of 6.00% per year. Upon the occurrence of certain events, the notes will be convertible into cash up to the principal amount, and if applicable, shares of common stock in respect of any conversion value above the principal amount, based on an initial conversion rate of 35.6125 shares of common stock per $1,000 principal amount of notes, which is equivalent to an initial conversion price of $28.08 per share. This initial conversion price represents a premium of 100% relative to the last reported sale price on April 23, 2007 of AMD’s common stock of $14.04 per share. Holders of the notes may require AMD to repurchase the notes for cash equal to 100% of the principal amount to be repurchased plus accrued and unpaid interest upon the occurrence of certain designated events.

In connection with the offering, AMD entered into a capped call transaction which is intended to reduce the potential dilution to AMD’s common stockholders upon any conversion of the notes. The capped call transaction will have a strike price that matches the conversion price of the convertible notes and the cap price in the capped call transaction will be $42.12 per share. AMD has been advised that, in connection with establishing the capped call transaction, the counterparty or its affiliates expect to enter into various derivative transactions with respect to AMD’s common stock and/or purchase AMD’s common stock in secondary market transactions concurrently with or shortly after the pricing of the notes. The counterparty or its affiliates may also enter into or unwind various derivative transactions with respect to AMD’s common stock and purchase or sell AMD’s common stock in secondary market transactions following the pricing of the notes (and are likely to do so during any observation period relating to the conversion of a note).

AMD estimates that the net proceeds from the offering will be approximately $1,972 million (or approximately $2,169 million if the initial purchasers exercise their over allotment option in full) after deducting discounts, commissions and estimated offering expenses. AMD intends to use a portion of the net proceeds of the offering to pay the cost of the capped call transaction. If the initial purchasers exercise their option to purchase additional notes, AMD expects to use a portion of the net proceeds from the sale of additional notes to enter into an additional capped call transaction. AMD expects to use at least $500 million of the remaining net proceeds of the offering to repay a portion of the term loan AMD entered into with Morgan Stanley Senior Funding, Inc. to finance a portion of the purchase price of, and expenses related to, the acquisition of ATI Technologies Inc. AMD expects to use any amounts not applied to the repayment of the term loan for general corporate purposes, including working capital and capital expenditures.

This press release is neither an offer to sell or a solicitation of an offer to buy the notes nor shall there be any sale of the notes in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification thereof under the securities laws of any such state or jurisdiction. Any offers of the notes will be made only by means of a private offering memorandum. The notes and AMD’s common stock issuable upon the conversion of the notes have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on management’s current preliminary expectations and are subject to risks, uncertainties and assumptions, including the risk that AMD may be unable to complete the offering. Other information on potential risk factors that could affect AMD, its business and its financial results are detailed in the company’s periodic filings with the Securities and Exchange Commission (SEC), including, but not limited to, those risks and uncertainties listed in the section entitled “Risk Factors,” which can be found in AMD’s annual report on Form 10-K for the year ended December 31, 2006 filed with the SEC on March 1, 2007.

About AMD

Advanced Micro Devices (NYSE: AMD) is a leading global provider of innovative processing solutions in the computing, graphics and consumer electronics markets. AMD is dedicated to driving open innovation, choice and industry growth by delivering superior customer-centric solutions that empower consumers and businesses worldwide. For more information, visit www.amd.com.

AMD and the AMD Arrow logo are trademarks of Advanced Micro Devices, Inc. Other names used are for identification purposes only and may be trademarks of their respective owners.